Exhibit 99.1

Tucows Reports Financial Results for Second Quarter 2024

TORONTO, August 8, 2024 – Tucows Inc. (NASDAQ:TCX, TSX:TC), a global internet services leader, today reported its financial results for the second quarter ended June 30, 2024. All figures are in U.S. dollars.

“We finished the second quarter of 2024 with strong year-over-year growth of consolidated revenue, gross profit and adjusted EBITDA, driven by a solid quarter from Ting with robust subscriber growth, gross margin increases and a lower operating loss, which is on track with our expectations,” said Elliot Noss, Tucows President and CEO. “We also continued to deleverage the business with payments on the syndicated debt using cash flow from Wavelo and Tucows Domains.”

Financial Results

Consolidated net revenue for the second quarter of 2024 increased 5.2% to $89.4 million from $85.0 million for the second quarter of 2023, driven primarily by year-over-year revenue gains from Ting and Domains.

Gross profit for the second quarter of 2024 increased 15.4% to $20.8 million from $18.0 million from the second quarter of 2023. The increase in gross profit was driven primarily by large gross margin gains from Ting, as well as gains from Domains. The increase continues to be partially offset by increased network depreciation as the Ting network footprint expands.

Net loss for the second quarter of 2024 was $18.6 million, or a loss of $1.70 per share, compared with net loss of $31.0 million, or $2.86 per share, for the second quarter of 2023. The decreased loss is primarily the result of the year-over-year impact from a one-time debt extinguishment in Q2 2023 used to reduce the Generate preferred shares obligation, as well as a lower operating loss from Ting in Q2, 2024.

Adjusted EBITDA1 for the second quarter of 2024 increased 70% to $9.2 million from $5.4 million for the second quarter of 2023. The year over year increase was due to growth of revenues from Ting and Domains, as well as cost management in Ting, Wavelo and Domains.

Cash equivalents, restricted cash and restricted cash equivalents at the end of the second quarter of 2024 were $52.2 million compared with $79.4 million at the end of the first quarter of 2024 and $159.6 million at the end of the second quarter of 2023.

Summary Financial Results

(In Thousands of US Dollars, Except Per Share Data)

	3 Months ended June 30			6 Months ended June 30
	2024 (unaudited)	2023 (unaudited)	% Change	2024 (unaudited)	2023 (unaudited)	% Change
Net Revenues	89,423	84,978	5%	176,880	165,408	7%
Gross Profit	20,810	18,032	15%	39,126	32,093	22%
Income Earned on Sale of Transferred Assets, net	3,357	4,289	(22)%	6,978	8,659	(19)%
Net Income (Loss)	(18,604)	(30,968)	40%	(45,088)	(50,051)	10%
Basic earnings (Loss) per common share	(1.70)	(2.86)	41%	(4.12)	(4.63)	11%
Adjusted EBITDA¹	9,178	5,395	70%	13,380	8,425	59%
Net cash provided by (used in) operating activities	(4,708)	(1,587)	(197)%	(10,386)	(6,838)	(52)%

1.	This Non-GAAP financial measure is described below and reconciled to GAAP net income in the accompanying table.

Summary of Revenues, Gross Profit and Adjusted EBITDA

(In Thousands of US Dollars)

	Revenue		Gross Margin		Adj. EBITDA¹
	3 Months ended June 30		3 Months ended June 30		3 Months ended June 30
	2024 (unaudited)	2023 (unaudited)	2024 (unaudited)	2023 (unaudited)	2024 (unaudited)	2023 (unaudited)
Ting Internet Services:
Fiber Internet Services	14,571	12,408	9,818	7,051	(6,442)	(10,336)

Wavelo Platform Services:
Platform Services	10,495	10,342	10,163	10,012
Other Professional Services	6	409	(1)	40
Total Wavelo Platform Services	10,501	10,751	10,162	10,052	3,911	3,427

Tucows Domain Services:
Wholesale
Domain Services	48,504	46,782	9,583	9,492
Value Added Services	4,524	4,745	4,004	4,162
Total Wholesale	53,028	51,527	13,587	13,654

Retail	9,340	8,429	5,282	4,275
Total Tucows Domain Services	62,368	59,956	18,869	17,929	11,217	10,578

Corporate:
Mobile Services and Eliminations	1,983	1,863	(754)	(797)	492	1,726

Network Expenses:
Network, other costs	n/a	n/a	(6,862)	(6,993)	n/a	n/a
Network, depreciation of property and equipment	n/a	n/a	(10,057)	(8,757)	n/a	n/a
Network, amortization of intangible assets	n/a	n/a	(366)	(379)	n/a	n/a
Network, impairment	n/a	n/a	0	(74)	n/a	n/a
Total Network Expenses	n/a	n/a	(17,285)	(16,203)	n/a	n/a

Total	89,423	84,978	20,810	18,032	9,178	5,395

1 This Non-GAAP financial measure is described below and reconciled to GAAP net income in the accompanying table.

Notes:

1. Adjusted EBITDA

Tucows reports all financial information required in accordance with United States generally accepted accounting principles (GAAP). Along with this information, to assist financial statement users in an assessment of our historical performance, the Company typically discloses and discusses a non-GAAP financial measure, adjusted EBITDA, in press releases and on investor conference calls and related events that exclude certain non-cash and other charges as the Company believes that the non-GAAP information enhances investors' overall understanding of our financial performance.

The Company believes that the provision of this supplemental non-GAAP measure allows investors to evaluate the operational and financial performance of the Company’s core business using similar evaluation measures to those used by management. The Company uses adjusted EBITDA to measure its performance and prepare its budgets. Since adjusted EBITDA is a non-GAAP financial performance measure, the Company’s calculation of adjusted EBITDA may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP. Because adjusted EBITDA is calculated before certain recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a liquidity measure. Non-GAAP financial measures do not reflect a comprehensive system of accounting and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies and/or analysts and may differ from period to period. The Company endeavors to compensate for these limitations by providing the relevant disclosure of the items excluded in the calculation of adjusted EBITDA to net income based on U.S. GAAP, which should be considered when evaluating the Company's results. Tucows strongly encourages investors to review its financial information in its entirety and not to rely on a single financial measure.

The Company’s adjusted EBITDA definition excludes depreciation, impairment and loss on disposition of property and equipment, amortization of intangible assets, income tax provision, interest expense (net), accretion of contingent consideration, stock-based compensation, asset impairment, gains and losses from unrealized foreign currency transactions, loss on debt extinguishment and costs that are not indicative of on-going performance (profitability), including acquisition and transition costs. Gains and losses from unrealized foreign currency transactions removes the unrealized effect of the change in the mark-to-market values on outstanding unhedged foreign currency contracts, as well as the unrealized effect from the translation of monetary accounts denominated in non-U.S. dollars to U.S. dollars.

The following table reconciles income before provision for income taxes to Adjusted EBITDA (dollars in thousands):

	3 Months ended June 30		6 Months ended June 30
	2024 (unaudited)	2023 (unaudited)	2024 (unaudited)	2023 (unaudited)
Net income (Loss) for the period	(18,604)	(30,968)	(45,088)	(50,051)
Less:
Provision (recovery) for income taxes	1,220	(3,025)	2,994	(4,735)
Depreciation of property and equipment	10,173	8,907	20,160	17,495
Impairment of property and equipment	-	74	53	2,016
Amortization of intangible assets	1,201	2,609	2,880	5,481
Interest expense, net	12,553	10,501	24,432	18,381
Loss on debt extinguishment	-	14,680	-	14,680
Stock-based compensation	1,702	2,052	3,575	4,298
Unrealized loss (gain) on foreign exchange revaluation of foreign denominated monetary assets and liabilities	164	(126)	554	(84)
Acquisition and transition costs*	769	691	3,820	944

Adjusted EBITDA	9,178	5,395	13,380	8,425

* Acquisition and other costs represent transaction-related expenses and transitional expenses. Expenses include severance or transitional costs associated with department, operational or overall company restructuring efforts, including geographic alignments.

Management Commentary

Concurrent with the dissemination of its quarterly financial results news release at 5:05 p.m. ET on Thursday, August 8, 2024, management’s pre-recorded audio commentary (and transcript), discussing the quarter and outlook for the Company will be posted to the Tucows website at http://www.tucows.com/investors/financials.

Following management’s prepared commentary, for the subsequent seven days, until Thursday, August 15, 2024, shareholders, analysts and prospective investors can submit questions to Tucows’ management at ir@tucows.com. Management will post responses to questions in an audio recording and transcript to the Company’s website at http://www.tucows.com/investors/financials, on Tuesday, August 27, 2024, at approximately 4 p.m. ET. All questions will receive a response, however, questions of a more specific nature may be responded to directly.

About Tucows

Tucows helps connect more people to the benefit of internet access through communications service technology, domain services, and fiber-optic internet infrastructure. Ting (https://ting.com) delivers fixed fiber Internet access with outstanding customer support. Wavelo (https://wavelo.com) is a telecommunications software suite for service providers that simplifies the management of mobile and internet network access; provisioning, billing and subscription; developer tools; and more. Tucows Domains (https://tucowsdomains.com) manages approximately 25 million domain names and millions of value-added services through a global reseller network of over 35,000 web hosts and ISPs. Hover (https://hover.com) makes it easy for individuals and small businesses to manage their domain names and email addresses. More information can be found on Tucows’ corporate website (https://tucows.com).

Tucows, Ting, Wavelo, and Hover are registered trademarks of Tucows Inc. or its subsidiaries.

This release includes forward-looking statements as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding our expectations regarding our future financial results and, including, without limitation, our expectations regarding our ability to realize synergies from the Enom acquisition and our expectation for growth of Ting Internet. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Information about other potential factors that could affect Tucows’ business, results of operations and financial condition is included in the Risk Factors sections of Tucows’ filings with the Securities and Exchange Commission. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All forward-looking statements are based on information available to Tucows as of the date they are made. Tucows assumes no obligation to update any forward-looking statements, except as may be required by law.

Contact:

Monica Webb

Vice President, Investor Relations

647.898.9924

mwebb@tucows.com